Exhibit 99.1

The amount reported includes 2,262,724 shares of common stock, par value $0.01 per share ("Common Stock") of Dura Automotive Systems, Inc. (the "Issuer"), held directly by the following entities related to Pacificor, LLC ("Pacificor"), in the following amounts: (i) Pacificor Fund LP, a Delaware limited partnership ("Pacificor Fund") directly holds 401,328 shares of Common Stock, (ii) Pacificor Fund II LP, a Delaware limited partnership ("Pacificor Fund II") directly holds 357,724 shares of Common Stock and (iii) Pacificor Offshore Fund Ltd., a Cayman corporation ("Pacificor Offshore") directly holds 410,027 shares of Common Stock. The amount of 2,262,724 shares of Common Stock reported also includes 1,093,645 shares of Common Stock issued to discretionary accounts managed by Pacificor (the "Managed Accounts"), over which Pacifior holds voting and dispository power, subject to termination rights. Pacificor serves as the sole general partner of Pacificor Fund and Pacificor Fund II, and serves as the investment manager of Pacificor Offshore and the Managed Accounts. The Michael Klein Administrative Trust (the "Klein Trust") serves as the managing member of Pacificor. Pacificor, as investment manager of the Managed Accounts and Pacificor Offshore and as sole general partner of Pacificor Fund and Pacificor Fund II may be considered to be the beneficial owner of the shares of Common Stock held by Pacificor Fund, Pacificor Fund II and Pacificor Offshore, as well as the shares of Common Stock held in the Managed Accounts. The Klein Trust, through its affiliation with Pacificor, may be considered to be the beneficial owner of the shares of Common Stock held by Pacificor Fund, Pacificor Fund II and Pacificor Offshore, as well as the shares of Common Stock held in the Managed Accounts. Pacificor, Pacificor Fund, Pacificor Fund II, Pacificor Offshore and the Klein Trust acquired the shares of Common Stock reported herein pursuant to the Debtors' Revised Joint Plan of Reorganization of the Issuer and the other Debtors so named therein under Chapter 11 of the Bankruptcy Code (with further technical Amendments), dated May 12, 2008 and confirmed by the Bankruptcy Court for the District of Delaware pursuant to an order dated and entered on May 13, 2008 (as modified, the "Plan of Reorganization"), with a final restructuring of the Issuer effected on June 27, 2008 (the "Effective Date"), in exchange for unsecured claims arising from ownership of 8.625% senior unsecured notes of the Issuer.